Exhibit (n)

Consent of Independent Registered Public Accounting Firm

The Shareholders and Board of Trustees of

Salient Alternative Strategies Master Fund:

We consent to the use of our report dated March 1, 2013 on the financial statements of Salient Alternative Strategies Master Fund, incorporated by reference herein.

/s/ KPMG LLP

Columbus, Ohio

May 8, 2013